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                                EXHIBIT 3.02
                               --------------



                  ADDENDUM TO AGREEMENT OF MARCH 19, 1999
                            DATED MARCH 19, 1999




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                 ADDENDUM TO AGREEMENT DATED MARCH 19, 1999



Dated this 19th day of March, 1999

Between:

                    Promax Energy Inc. (the "Purchaser")

                                   -and-

                   Starrock Resources Ltd. (the "Vendor")

     WHEREAS:

     1. The Purchaser is relying on an updated Engineering Report being prepared by Citadel Engineering Ltd. of Calgary, Alberta to establish the value of the Assets to be acquired pursuant to the Agreement of Purchase and Sale dated March 19, 1999 between Vendor and Purchaser ("Purchase Agreement"); and

     2. The Purchase Agreement anticipates a value of the Assets to be in excess of Seven Million, Six Hundred Four Thousand, Two Hundred Fifty-Nine Dollars ($7,604,259.00), calculated on a constant pricing basis discounted at fifteen percent (15%).

     NOW THEREFORE IN CONSIDERATION OF GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, the Purchaser and Vendor agree that if the Engineering Report, when completed, calculates a value of less than $7,604,259.00 for the Assets, the Option Price will be adjusted accordingly.

     Capitalized terms used herein shall have the meanings given to them in the Purchase Agreement.


PROMAX ENERGY INC.                   STARROCK RESOURCES LTD.
Signiture                            Signiture

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